                                                                   EXHIBIT 23(a)

                         CONSENT OF ERNST & YOUNG LLP



We consent to the incorporation by reference in the Registration Statement (Form S-8) dated October 27, 1998 pertaining to the Whirlpool 401(k) Plan and to the incorporation by reference therein of our reports (a) dated January 26, 1998, with respect to the consolidated financial statements and schedule of Whirlpool Corporation and subsidiaries, incorporated by reference or included in its Annual Report (Form 10-K) and (b) dated May 18, 1998, with respect to the financial statements and schedules of the Whirlpool 401(k) Plan included in the Plan's Annual Report (Form 11-K), both for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

Ernst & Young LLP
Chicago, Illinois
October 23, 1998